Exhibit 99.1

Polar Power Reports Fourth Quarter and Full Year 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – March 26, 2019 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the fourth quarter and full year ended December 31, 2018.

Key 2018 and Subsequent Highlights:

Financial Results for the Three and Twelve Months Ended December 31, 2018

●	Net sales in 2018 totaled $24 million, an increase of 67%, as compared to $14.4 million in 2017. Net sales totaled $8.3 million in Q4 2018, an increase of 108%, as compared to $4.0 million in Q4 2017. The increase in net sales was primarily a result of an increase in sales of DC power systems to Tier-1 wireless carrier customers, coupled with an increase in international and government sales during 2018.

●	Backlog totaled $16.0 million at December 31, 2018.

●	Gross profit increased by $2.7 million to $7.4 million as compared to $4.7 million in 2017; however, gross profit as a percentage of sales decreased to 30.9% in 2018, as compared to 33.0% in 2017. The decrease in gross profit as percentage of net sales was due to a combination of pricing concessions tied significantly to higher volume from our Tier-1 telecom customers and an increase in manufacturing overhead costs associated with the expansion of our manufacturing facilities. In addition, the company experienced higher raw material costs associated with new tariffs on aluminum and other imports from China.

●	Operating expenses increased to $8.5 million in 2018 from $5.6 million in 2017, an increase of $2.9 million. Of this amount, $0.6 million and $1.2 million was attributable to increased investments in R&D and sales and marketing activities, respectively. The increase in operating expenses in both periods was primarily due to investments in several major R&D projects.

●	Net loss in 2018 totaled $0.8 million, or ($0.08) per basic and diluted share, compared to a net loss of $0.8 million, or ($0.07) per basic and diluted share, in 2017. The decline in EPS is attributable to a combination of lower gross profit rate and an increase in operating expenses associated with investment in R&D and sales.

●	Cash at December 31, 2018 totaled $5.6 million, as compared to $14.2 million at December 31, 2017. The substantial reduction in cash balances are associated with a $7.8 million cash used by operating activities, of which $2.9 million was associated with an increase in inventory, and a $4.7 million increase in accounts receivable associated with increased shipments to Tier-1 carriers with net 90-day payment terms.

Management Commentary

“During 2018 we experienced significant growth resulting from an increase in shipments to Tier-1 telecom customers, which validated our technology and price competitiveness in the DC backup power generation market in the U.S.,” said Polar Power CEO, Arthur Sams. “We also made progress in reducing our customer concentration through sales to Tier-1 telecom providers. These improvements were offset to some degree by volume discounts from those customers.”

Mr. Sams continued, “International growth remains a key strategic initiative for the company and towards the second half of 2018 we made solid gains with increased sales to customers in Namibia, Sri Lanka, Australia and Thailand. We would like to note that our telecom customers in the emerging markets are well established regional telecom providers and we are optimistic that we will increase our market share as they gain more experience and familiarity with our products and technologies.”

“During 2018 we made significant progress on our renewable energy systems technology roadmap. Many of the emerging markets lack reliable electric grid infrastructure and a large portion of the telecom towers are located in off-grid or bad grid areas. During 2018, we demonstrated the DC hybrid systems in Sri Lanka, where our system is used as primary power, fully integrated with lithium battery storage and solar modules.”

“During 2018, our diversification efforts beyond telecom markets came to fruition as we delivered light weight, compact liquid-cooled DC power system for use in the U.S. Army’s Robotic Mule Project. We believe automated robotic vehicles have numerous applications beyond military and we plan to develop new technologies for commercial applications of these vehicles”.

“We also recently launched our new LPG and natural gas DC power systems designed for residential and mobile electric vehicle charging stations. We believe this is an exciting new opportunity for us and it’s the first product in a series designed for residential applications. We also believe that using a DC generator that is operating on natural gas, with or without a solar PV array, will be instrumental in helping electric utilities meet the increased power demand associated with electric car charging. Many homes and commercial businesses are without sufficient power to charge an EV or fleet of EVs and the cost to increase electrical service can be cost prohibitive. In addition, the utilities energy cost during peak demand may become too high making natural gas a cost competitive alternative to the electric grid”, concluded Mr. Sams.

Conference Call Details

Polar Power CEO Arthur Sams, COO Rajesh Masina and CFO Luis Zavala will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Tuesday, March 26, 2019
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-888-394-8218
International dial-in number:	1-323-794-2588
Conference ID:	8959903

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Integra Investor Relations at 1-415-233-7094.

The conference call will be broadcast live and available for replay http://public.viavid.com/index.php?id=133608 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern Time through Tuesday April 2, 2019.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	8959903

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that it will increase its market share in international markets; Polar Power’s belief that automated robotic vehicles have numerous applications beyond military and its plans to deliver new technologies for commercial applications of those vehicles; and Polar Power’s belief that using a DC generator operating on natural gas, with or without a solar PV array, will be instrumental in helping electric utilities meet the increased power demand associated with electric car charging are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:
Integra Investor Relations
Shawn M. Severson
+1 415-233-7094
info@integra-ir.com
@Integra IR
www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.
BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,002,683 and $1,001,180 at December 31, 2018 and December 31, 2017, respectively)	$5,640,078	$14,201,163
Accounts receivable	7,726,919	3,058,266
Inventories, net	8,471,769	5,487,053
Prepaid expenses	468,666	236,670
Refundable income taxes	715,916	629,316
Total current assets	23,023,348	23,612,468

Other assets:
Property and equipment, net	2,122,757	824,076
Deposits	94,001	87,496

Total assets	$25,240,106	$24,524,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,066,415	$757,753
Customer deposits	79,184	40,039
Accrued liabilities and other current liabilities	504,559	586,391
Current portion of notes payable	283,388	110,237
Total current liabilities	1,933,546	1,494,420
Notes payable, net of current portion	924,539	126,818

Total liabilities	2,858,085	1,621,238

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 and, 10,143,158, shares issued and outstanding, respectively	1,014	1,014
Additional paid-in capital	19,578,426	19,250,955
Retained earnings	2,802,581	3,650,833
Total stockholders’ equity	22,382,021	22,902,802

Total liabilities and stockholders’ equity	$25,240,106	$24,524,040

POLAR POWER, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$8,297,509	$3,979,965	$24,046,354	$14,418,726

Cost of sales	5,941,867	2,732,094	16,614,574	9,657,558

Gross profit	2,355,642	1,247,871	7,431,780	4,761,168

Operating Expenses
Sales and Marketing	611,305	487,224	2,579,457	1,348,455
Research and development	535,829	387,210	1,907,810	1,334,637
General and administrative	1,417,506	868,177	4,043,301	2,880,036
Total operating expenses	2,564,640	1,742,611	8,530,568	5,563,128

Loss from operations	(208,998)	(494,740)	(1,098,788)	(801,960)

Other income (expenses)
Interest expenses	(11,989)	(3,166)	(20,170)	(17,822)
Interest income	10,213	18,966	55,706	54,791
Other income (expenses)	0	795	—	7,575
Total other income (expense)	(1,776)	16,595	35,536	44,544

Loss before income taxes	(210,774)	(478,145)	(1,063,252)	(757,416)
Income tax benefit (provision)	215,000	(113,118)	215,000	—

Net income (loss)	$4,226	$(591,263)	$(848,252)	$(757,416)

Net loss per share – basic and diluted	$0.00	$(0.06)	$(0.08)	$(0.07)
Weighted average shares outstanding, basic and diluted	10,143,158	10,143,158	10,143,158	10,143,158

POLAR POWER, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(848,252)	$(757,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of vested stock options	327,471	8,240
Depreciation and amortization	385,583	255,631
Changes in operating assets and liabilities
Accounts receivable	(4,668,653)	1,345,680
Inventories	(2,984,716)	(647,462)
Prepaid expenses	(231,996)	(58,101)
Deposits	(6,505)	(20,700)
Refundable income taxes	(86,600)	(629,316)
Deferred tax assets	—	160,637
Accounts payable	308,662	98,398
Income taxes payable	—	(1,227,308)
Customer deposits	39,145	(31,915)
Accrued expenses and other current liabilities	(81,832)	(83,498)
Net cash used in operating activities	(7,847,693)	(1,587,130)

Cash flows from investing activities:
Acquisition of property and equipment	(574,990)	(342,121)
Net cash used in investing activities	(574,990)	(342,121)

Cash flows from financing activities:
Repayment of notes	(138,402)	(111,744)
Net cash provided (used) by financing activities	(138,402)	(111,744)

Decrease in cash and cash equivalents	(8,561,085)	(2,040,995)
Cash and cash equivalents, beginning of period	14,201,163	16,242,158
Cash and cash equivalents, end of period	$5,640,078	$14,201,163

Supplemental Cash Flow Information:
Interest paid	$20,170	$10,193
Taxes Paid	—	2,424,417
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$1,109,275	$—